Exhibit 99.1
NEWS RELEASE

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

School Specialty Announces the Election of New Independent Board Members

GREENVILLE, Wis., August 5, 2015 – School Specialty, Inc. (OTCQB: SCOO) (“School Specialty”, “SSI” or “the Company”), a leading distributor of supplies, furniture and both curriculum and supplemental learning resources to the education marketplace, announced today that its Board of Directors has added two new independent members.  Gus D. Halas and Andrew E. Schultz have been elected to the School Specialty Board of Directors, effective July 31, 2015.

“We are pleased to welcome Gus and Andy to School Specialty’s Board of Directors,” stated Jim Henderson, Chairman of the Board.  “They both possess deep expertise in distribution, and have strong track records growing companies and building value.  We are confident that their independent insight and vast industry relationships will not only benefit School Specialty, but our customers, partners and shareholders as well.”

Gus Halas is a 30-year industry veteran, having most recently served as President and CEO of Central Garden & Pet Company, a multi-billion dollar manufacturer and distributor of pet and garden products.  Prior to, he served as Chairman, President and CEO of T3 Energy Services, a leader in the oil & gas industry, where he successfully oversaw the integration of various brands and business units, resulting in substantial revenue and EBITDA growth and balance sheet improvements.  He also helped institute Kaizen and Lean Manufacturing principles on a global scale.  Previously, he served as President and CEO of Clore Automotive, where he helped the Company transition from a manufacturing company into a distribution company while driving significant bottom-line improvements; President and CEO of Marley Cooling Tower Company; President of the Pump Services Group with Ingersoll-Dresser Pump Company; and held various executive positions with Sulzer Industries.  Mr. Halas is a graduate of Virginia Polytechnic Institute and a graduate of the Executive MBA Program from IMEDE in Switzerland.

“I look forward to working with the Board and management team, and supporting their efforts to become not just a leader in education, but one of the premier distribution companies in the industry.  The team has successfully executed an aggressive turnaround plan and I see significant opportunities for the Company to continue to improve operationally, while growing its core business and expanding into new markets.  I am excited for this opportunity and believe my experiences and insights will help drive value,” stated Mr. Halas.

Andrew “Andy” Schultz brings to School Specialty a diverse career spanning over 35 years in the healthcare and private equity industries.  He currently serves as a member of a private equity firm in New York, specializing in the acquisitions and management of middle market companies.  Previously, Mr. Schultz served as VP and General Counsel of Greenwich Hospital where in addition to legal and M&A responsibilities, he was a project executive for a $100 million expansion and new construction program.  Earlier in his career, he was an associate with Cummings & Lockwood and was the Founder and CEO of Radiology Billing Associates.  Mr. Schultz also serves on various Boards, including M/C Communications (and M/C Holding Corp.); Bankruptcy Management Solutions, Inc.; Legacy Cabinets, Inc.; Mori Lee, LLC; Source Interlink Companies, Inc. (now The Enthusiast Network); and Innovative Fixture Solutions, LLC.  He is a graduate of Clark University, where he graduated Phi Beta Kappa, Magna cum Laude, and completed his graduate course work in Economic Geography.  Mr. Schultz also received his J.D. from Fordham University School of Law.

Mr. Schultz added, “Throughout my career, I’ve had the opportunity to work with a number of industry leaders, and what attracted me most to School Specialty, was their strong relationships with customers and the breadth and depth of their offering which remains in high demand.  The Company has already instituted many of the changes needed to operate more profitably and efficiently and is now positioned to expand in both its current market and into new ones.  I believe my experience will be of value to the Board and to Joe and his team, especially as the Company continues to expand in healthcare, where I have spent a good portion of my career.  I look forward to working with the team and driving shareholder value for years to come.”

“We’re continuing to take important steps to improve all aspects of our business and the addition of Gus and Andy to our Board is reflective of that,” stated Joseph M. Yorio, President and CEO of School Specialty.  “Our management team is fully engaged with the Board and we all look forward to leveraging their insights and experience to help improve our performance.”

School Specialty’s Board of Directors is now comprised of five members, four of whom are independent directors.  The Company intends to file its Proxy statement with the Securities and Exchange Commission shortly and expects to host its Annual Meeting of Shareholders in late September 2015.

About School Specialty, Inc.

School Specialty is a leading distributor of innovative and proprietary products, programs and services to the education marketplace.  The Company designs, develops, and provides educators with the latest and very best school supplies, furniture and both curriculum and supplemental learning resources.  Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.  For more information about School Specialty, visit www.schoolspecialty.com.

Statement Concerning Forward-Looking Information

Any statements made in this press release about School Specialty’s future financial condition, results of operations, expectations, plans, or prospects, constitute forward-looking statements.  Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," “projects,” “should,” "targets" and/or similar expressions.  These forward-looking statements are based on School Specialty's current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty's Annual Report on Form 10-K for the fiscal year ended April 26, 2014, which factors are incorporated herein by reference.  Any forward-looking statement in this release speaks only as of the date in which it is made.  Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

Company Contact	Investor and Media Relations Contact
Ryan Bohr	Glenn Wiener
Ryan.Bohr@SchoolSpecialty.com	IR@SchoolSpecialty.com
Tel: 920-882-5868	Tel: 212-786-6011

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